(d)(2)

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made the 20th day of July, 2012, between ING Separate Portfolios Trust, a Delaware statutory trust (the “Trust”), and ING Investments, LLC, an Arizona limited liability company (the “Manager”) (the “Agreement”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust may offer shares of additional series in the future; and

WHEREAS, the Trust desires to avail itself of the services of the Manager for the provision of advisory and management services for the Trust; and

WHEREAS, the Manager is willing to render such services to the Trust.

NOW, THEREFORE, in consideration of the premises, the promises and mutual covenants herein contained, it is agreed between the parties as follows:

1. Appointment. The Trust hereby appoints the Manager, subject to the direction of the Board of Trustees, for the period and on the terms set forth in this Agreement, to provide advisory, management, and other services, as described herein, with respect to each series of the Trust set forth in Schedule A hereto (individually and collectively referred to herein as “Series”), as such schedule may be amended from time to time. The Manager accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

In the event the Trust establishes and designates additional series with respect to which it desires to retain the Manager to render advisory services hereunder, it shall notify the Manager in writing. If the Manager is willing to render such services, it shall notify the Trust in writing, whereupon such additional series shall become a Series hereunder.

With respect to those Series that have obtained shareholder approval, subject to the approval of the Board of Trustees of the Trust, the Manager is authorized to enter into sub-advisory agreements with other registered investment advisers to serve as investment sub-advisors, whether or not affiliated with the Manager (each a “Sub-Adviser”). The Manager will continue to have responsibility for all services furnished pursuant to any sub-advisory agreement (each a “Sub-Advisory Agreement”). The Trust and Manager understand and agree that the Manager may manage each Series in a “manager-of-managers” style with either a single or multiple sub-advisers, which contemplates that the Manager will, among other things and pursuant to an Order issued by the Securities and Exchange Commission (the “SEC”): (i) continually evaluate the performance of the Sub-Advisers to the Trust; and (ii) periodically make recommendations to the Trust’s Board of Trustees regarding the results of its evaluation and monitoring functions. The Trust recognizes that, subject to the approval of the Board of Trustees of the Trust, a sub-adviser’s services may be terminated or modified and that the Manager may appoint a new Sub-Adviser for a Series, subject to an applicable SEC Order.

2. Services of the Manager. The Manager represents and warrants that it is registered as an investment adviser under the Investment Advisers Act of 1940 and will maintain such registration for so long as required by applicable law. Subject to the general supervision of the Board of Trustees of the Trust, the Manager shall provide the following advisory, management, and other services with respect to the Series:

(a) Provide general investment advice and guidance with respect to the Series and provide advice and guidance to the Trust’s Trustees, and oversee the management of the investments of the Series and the composition of each Series’ portfolio of securities and investments, including cash, and the purchase, retention and disposition thereof, in accordance with each Series’ investment objective or objectives and policies as stated in the Trust’s current registration statement, which management may be provided by others selected by the Manager and approved by the Board of Trustees as provided below or directly by the Manager as provided in Section 3 of this Agreement;

(b) In the event that the Manager wishes to select others to render investment management services, the Manager shall analyze, select and recommend for consideration and approval by the Trust’s Board of Trustees investment advisory firms (however organized) to provide investment advice to one or more of the Series, and, at the expense of the Manager, engage (which engagement may also be by the Trust) such investment advisory firms to render investment advice and manage the investments of such Series and the composition of each such Series’ portfolio of securities and investments, including cash, and the purchase, retention and disposition thereof, in accordance with the Series’ investment objective or objectives and policies as stated in the Trust’s current registration statement;

(c) Periodically monitor and evaluate the performance of the Sub-Advisers with respect to the investment objectives and policies of the Series;

(d) Monitor the Sub-Advisers for compliance with the investment objective or objectives, policies and restrictions of each Series, the 1940 Act, Subchapter M of the Internal Revenue Code, and if applicable, regulations under such provisions, and other applicable law;

(e) If appropriate, analyze and recommend for consideration by the Trust’s Board of Trustees termination of a contract with a Sub-Adviser under which the Sub-Adviser provides investment advisory services to one or more of the Series;

(f) Supervise Sub-Advisers with respect to the services that such Sub-Advisers provide under respective Sub-Advisory Agreements;

(g) Render to the Board of Trustees of the Trust such periodic and special reports as the Board may reasonably request; and

(h) Make available its officers and employees to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration and management of the Series and services provided to the Trust under this Agreement.

3. Investment Management Authority. In the event the Manager wishes to render investment management services directly to a Series, then with respect to any such Series, the Manager, subject to the supervision of the Trust’s Board of Trustees, will provide a continuous investment program for the Series’ portfolio and determine the composition of the assets of the Series’ portfolio, including determination of the purchase, retention, or sale of the securities, cash, and other investments contained in the portfolio. The Manager will provide investment research and conduct a continuous program of evaluation, investment, sales, and reinvestment of the Series’ assets by determining the securities and other investments that shall be purchased, entered into, sold, closed, offered to the public, or exchanged for the Series, when these transactions should be executed, and what portion of the assets of the Series should be held in the various securities and other investments in which it may invest, and the Manager is hereby authorized to execute and perform such services on behalf of the Series. To the extent permitted by the investment policies of the Series, the Manager shall make decisions for the Series as to foreign currency matters and make determinations as to, and execute and perform, foreign currency exchange contracts on behalf of such Series. The Manager will provide the services under this Agreement in accordance with the Series’ investment objective or objectives, policies, and restrictions as stated in the Trust’s Registration Statement filed with the SEC, as amended. Furthermore:

(a) The Manager will manage the Series so that each will qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. In managing the Series in accordance with these requirements, the Manager shall be entitled to receive and act upon advice of counsel to the Series or counsel to the Manager.

(b) The Manager will conform with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Trust’s Board of Trustees, and the provisions of the Registration Statement of the Trust under the Securities Act of 1933 and the 1940 Act, as supplemented or amended.

(c) On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Series as well as any other investment advisory clients, the Manager may, to the extent permitted by applicable laws and regulations and any applicable procedures adopted by the Trust’s Board of Trustees, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Registration Statement. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in a manner that is fair and equitable in the judgment of the Manager in the exercise of its fiduciary obligations to the Trust on behalf of the Series and to such other clients.

(d) In connection with the purchase and sale of securities of the Series, the Manager will arrange for the transmission to the custodian for the Series on a daily basis, of such confirmation, trade tickets, and other documents and information, including, but not limited to, Cusip, Cedel, or other numbers that identify securities to be purchased or sold on behalf of the Series, as may be reasonably necessary to enable the custodian to perform its administrative and recordkeeping responsibilities with respect to the Series. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Manager will arrange for the prompt transmission of the confirmation of such trades to the Series’ custodian.

(e) The Manager will assist the custodian or portfolio accounting agent for the Series in determining, consistent with the procedures and policies stated in the Registration Statement for the Trust and any applicable procedures adopted by the Trust’s Board of Trustees, the value of any portfolio securities or other assets of the Series for which the custodian or portfolio accounting agent seeks assistance or review from the Manager.

(f) The Manager will make available to the Trust, promptly upon request, any of the Series’ or the Managers’ investment records and ledgers as are necessary to assist the Series to comply with requirements of the 1940 Act, as well as other applicable laws. The Manager will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services which may be requested in order to ascertain whether the operations of the Series are being conducted in a manner consistent with applicable laws and regulations.

(g) The Manager will regularly report to the Trust’s Board of Trustees on the investment program for the Series and the issuers and securities represented in the Series’ portfolio, and will furnish the Trust’s Board of Trustees with respect to the Series such periodic and special reports as the Trustees may reasonably request.

(h) In connection with its responsibilities under this Section 3, the Manager is responsible for decisions to buy and sell securities and other investments for the Series’ portfolio, broker-dealer selection, and negotiation of brokerage commission rates. The Manager’s primary consideration in effecting a security transaction will be to obtain the best execution for the Series, taking into account the factors specified in the Prospectus and/or Statement of Additional Information for the Trust, which include price (including the applicable brokerage commission or dollar spread), the size of the order, the nature of the market for the security, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer involved, the quality of the service, the difficulty of execution, execution capabilities and operational facilities of the firms involved, and the firm’s risk in positioning a block of securities. Accordingly, the price to the Series in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Manager in the exercise of its fiduciary obligations to the Trust on behalf of the Series, by other aspects of the portfolio execution services offered. Subject to such policies as the Board of Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Series to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Series and to its other clients as to which it exercises investment discretion. To the extent consistent with these standards and in accordance with Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, the Manager is further authorized to allocate the orders placed by it on behalf of the Series to the Manager if it is registered as a broker-dealer with the SEC, to an affiliated broker-dealer, or to such brokers and dealers who also provide research or statistical material or other services to the Series, the Manager or an affiliate of the Manager. Such allocation shall be in such amounts and proportions as the Manager shall determine consistent with the above standards, and the Manager will report on said allocation regularly to the Board of Trustees of the Trust indicating the broker-dealers to which such allocations have been made and the basis therefor.

4. Conformity with Applicable Law. The Manager, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Registration Statement of the Trust and with the instructions and directions of the Board of Trustees of the Trust and will conform to, and comply with, the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

5. Exclusivity. The services of the Manager to the Series under this Agreement are not to be deemed exclusive, and the Manager, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of any of the Series) and to engage in other activities, so long as its services hereunder are not impaired thereby.

6. Documents. The Trust has delivered properly certified or authenticated copies of each of the following documents to the Manager and will deliver to it all future amendments and supplements thereto, if any:

(a) certified resolution of the Board of Trustees of the Trust authorizing the appointment of the Manager and approving the form of this Agreement;

(b) the Registration Statement as filed with the SEC and any amendments thereto; and

(c) exhibits, powers of attorney, certificates and any and all other documents relating to or filed in connection with the Registration Statement described above.

7. Records. The Manager agrees to maintain and to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by the Trust with respect to the Series by the 1940 Act. The Manager further agrees that all records of the Series are the property of the Trust and, to the extent held by the Manager, it will promptly surrender any of such records upon request.

8. Expenses. During the term of this Agreement, the Manager will pay all expenses incurred by it in connection with its activities under this Agreement, except such expenses as are assumed by the Trust under this Agreement and such expenses as are assumed by a Sub-Adviser under its Sub-Advisory Agreement. The Manager further agrees to pay all fees payable to the Sub-Advisers, executive salaries and expenses of the Trustees of the Trust who are employees of the Manager or its affiliates, and office rent of the Trust. The Trust shall be responsible for all of the other expenses of its operations, including, without limitation, the management fee payable hereunder; brokerage commissions; interest; legal fees and expenses of attorneys; fees of auditors, transfer agents and dividend disbursing agents, custodians and shareholder servicing agents; the expense of obtaining quotations for calculating each Series’ net asset value; taxes, if any, and the preparation of the Series’ tax returns; cost of stock certificates and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares; expenses of registering and qualifying shares of the Series under federal and state laws and regulations (including the salary of employees of the Manager engaged in the registering and qualifying of shares of the Series under federal and state laws and regulations or a pro-rata portion of the salary of employees to the extent so engaged); salaries of personnel involved in placing orders for the execution of the Series’ portfolio transactions; expenses of disposition or offering any of the portfolio securities held by a Series; expenses of printing and distributing reports, notices and proxy materials to existing shareholders; expenses of printing and filing reports and other documents filed with governmental agencies; expenses in connection with shareholder and Trustee meetings; expenses of printing and distributing prospectuses and statements of additional information to existing shareholders; fees and expenses of Trustees of the Trust who are not employees of the Manager or any Sub-Adviser, or their affiliates; Board approved trade association dues; insurance premiums; and extraordinary expenses such as litigation expenses. To the extent the Manager incurs any costs or performs any services which are an obligation of the Trust, as set forth herein, the Trust shall promptly reimburse the Manager for such costs and expenses. To the extent the services for which the Trust is obligated to pay are performed by the Manager, the Manager shall be entitled to recover from the Trust only to the extent of its costs for such services.

9. Compensation. For the services provided by the Manager to a Series pursuant to this Agreement, the Trust will pay to the Manager an annual fee equal to the amount specified for such Series in Schedule A hereto, payable monthly in arrears. Payment of the fees shall be in addition to any amount paid to the Manager for the salary of its employees for performing services which are an obligation of the Trust as provided in Section 8. The fee will be appropriately pro-rated to reflect any portion of a calendar month that this Agreement is not in effect between us.

10. Liability of the Manager. The Manager may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Manager nor its members, officers, Trustees, employees, or agents shall be subject to, and the Trust will indemnify such persons from and against, any liability for, or any damages, expenses, or losses incurred in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Manager’s duties, or by reason of reckless disregard of the Manager’s obligations and duties under this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Manager nor its members, officers, Trustees, employees, or agents shall be subject to, and the Trust will indemnify such persons from and against, any liability for, or any damages, expenses, or losses incurred in connection with, any act or omission by a Sub-Adviser or any of the Sub-Adviser’s stockholders or partners, officers, Trustees, employees, or agents connected with or arising out of any services rendered under a Sub-Adviser Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Manager’s duties under this Agreement, or by reason of reckless disregard of the Manager’s obligations and duties under this Agreement. No trustee, officer, employee or agent of the Trust shall be subject to any personal liability whatsoever, in his or her official capacity, to any person, including the Sub-Adviser, other than to the Trust or its shareholders, in connection with Trust property or the affairs of the Trust, save only that arising from his or her bad faith, willful misfeasance, gross negligence or reckless disregard of his or her duty to such person; and all such persons shall look solely to the Trust property for satisfaction of claims of any nature against a trustee, officer, employee or agent of the Trust arising in connection with the affairs of the Trust. Moreover, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a Series shall be enforceable against the assets and property of that Series only, and not against the assets or property of any other series of the Trust.

11. Continuation and Termination. With respect to each Series identified as a Series on Schedule A hereto as in effect on the date of this Agreement, unless earlier terminated with respect to any Series this Agreement shall continue in full force and effect through November 30, 2013. Thereafter, unless earlier terminated with respect to a Series, the Agreement shall continue in full force and effect with respect to each such Series for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Trustees of the Trust, or (ii) the vote of a majority of the outstanding voting shares of the Series (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Trust or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

With respect to any Series that was added to Schedule A hereto as a Series after the date of this Agreement, the Agreement shall become effective on the later of (i) the date Schedule A is amended to reflect the addition of such Series as a Series under the Agreement or (ii) the date upon which the shares of the Series are first sold to the public, subject to the condition that the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Manager, and the shareholders of such Series, shall have approved this Agreement. Unless terminated earlier as provided herein with respect to any such Series, the Agreement shall continue in full force and effect for a period of two years from the date of its effectiveness (as identified above) with respect to that Series. Thereafter, unless earlier terminated with respect to a Series, the Agreement shall continue in full force and effect with respect to each such Series for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Trustees of the Trust, or (ii) vote of a majority of the outstanding voting shares of such Series (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Trust or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

However, any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of a Series shall be effective to continue this Agreement with respect to such Series notwithstanding (i) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Series or (ii) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. This Agreement may be terminated by the Trust at any time, in its entirety or with respect to a Series, without the payment of any penalty, by vote of a majority of the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting shares of the Trust, or with respect to a Series, by vote of a majority of the outstanding voting shares of such Series, on sixty (60) days’ written notice to the Manager, or by the Manager at any time, without the payment of any penalty, on sixty (60) days’ written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its “assignment” as described in the 1940 Act.

12. Use of Name. It is understood that the name “ING Investments, LLC” or any derivative thereof (including the name “ING”) or logo associated with that name is the valuable property of the Manager and its affiliates, and that the Trust and the Series have the right to use such name (or derivative or logo) only so long as this Agreement shall continue with respect to such Trust and Series. Upon termination of this Agreement, the Trust (or Series) shall forthwith cease to use such name (or derivative or logo) and, in the case of the Trust, shall promptly amend its Trust Instrument to change its name (if such name is included therein).

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

14. Applicable Law.

(a) This Agreement shall be governed by the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rules or order of the SEC thereunder.

(b) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(c) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ING SEPARATE PORTFOLIOS TRUST

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

ING INVESTMENTS, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

SCHEDULE A

with respect to the

INVESTMENT MANAGEMENT AGREEMENT

between

ING SEPARATE PORTFOLIOS TRUST

and

ING INVESTMENTS, LLC

Annual Investment Management Fee
Series	(as a percentage of average daily net assets)

ING Emerging Markets Corporate Debt Fund	0.85%

ING Emerging Markets Hard Currency Debt Fund	0.65%

ING Emerging Markets Local Currency Debt Fund	0.70%